3 CODE OF ETHICS AND CONDUCT
As an investment adviser, the Adviser is a fiduciary. It owes its clients/investors the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client/investor's trust, may have the appearance of impropriety. Because the Adviser may serve as investment manager and/or investment adviser to a variety of individuals, entities, other investment Advisers, mutual funds, and other types accounts (collectively throughout "clients/investors") the Adviser has adopted a code of ethics setting forth policies and procedures, including the imposition of restrictions on itself and employees, to the extent reasonably necessary to prevent certain violations of applicable law. This Code of Ethics and Conduct (the "Code") is intended to set forth those policies and procedures and to state the Adviser's broader policies regarding its duty of loyalty to clients/investors.
3.1 General
Rule 204A-1 requires Advisers to establish, maintain and enforce a written code of ethics. Compliance with the terms of the Rule help assure attention to multiple specific areas of practical importance in meeting the obligations as a fiduciary. More broadly, however, it is and has been from inception the goal and desire of Verity Asset Management to place the welfare and best interests of clients in primary position in all of its operations independent of any form of legal or regulatory requirement. This is both a source of collective fulfillment and a personal expectation of every individual who is associated with the Adviser.
3.1.1 Basic Principles
This Code is based on a few basic principles that should pervade the investment related activities of all employees: (1) the interests of the Adviser's clients/investors come before the Adviser's or any employee's interests; (2) each employee's professional activities and personal investment activities must be consistent with this Code and seek to avoid any actual or potential conflict between the interests of clients/investors and those of the Adviser or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee's position of trust with and responsibility to the Adviser and its clients/investors, including taking inappropriate advantage of that position.
Specifically, as similarly addressed in the Fiduciary Standard section of the Adviser’s procedures, Access Persons (as defined in Section 3.4) are prohibited from engaging in the following kinds of conduct in relation to all clients, including in particular any mutual fund (Fund) managed by the Adviser:
•To employ any device, scheme or artifice to defraud;
•To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
•To engage in any manipulative practice.
Each Employee understands and agrees that any and all activities of the Employee during the term of this Agreement shall in all respects comply with applicable federal and state securities laws; other laws, rules and
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regulation; any applicable laws of foreign jurisdictions; and the policies and procedures that have been adopted or may in the future be adopted by the Employer (the "Firm Policies"), including without limitation those prohibiting insider trading and front running of client/investor accounts.
Further, it is the policy of the Adviser that every reasonable effort will be made to assure the accuracy of disclosures made to investors, clients, and regulators, including those contained in account statements and advertising or promotional materials.
The Adviser will disclose the existence of this Code of Ethics in its Form ADV, Part 2, and will offer a full copy to any client upon request.

Each employee is responsible to immediately notify the Chief Compliance Officer if they become aware of any violations of this Code.
3.1.2 Chief Compliance Officer
Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the Chief Compliance Officer ("CCO"). The CCO will be designated by the President of the Adviser. The currently designated CCO is Gordon T. Wegwart.
3.1.3 Security
For purposes of this Code, the term "security" includes not only stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities that are related to securities in which the Adviser's clients/investors may invest or as to which the Adviser may make recommendations.
3.1.4 Covered Accounts
Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." Covered Accounts consist of:
1.Securities accounts of which the Adviser is a beneficial owner, provided that (except where the CCO otherwise specifies) investment partnerships or other funds of which the Adviser or any affiliated entity is the general partner, investment adviser or investment manager or from which the Adviser or such affiliated entity receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that the Adviser or employees may be considered to have an indirect beneficial ownership interest in them
2.Each securities account registered in an employee's name and each account or transaction in which an employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the CCO as "Covered Accounts")

3.1.5 Beneficial Ownership
The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in the home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.
Note: This broad definition of "beneficial ownership" does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.
3.1.6 Personal Account Trading and Investment Policy
It is the Adviser's policy to impose specific requirements related to each covered person's personal trading and investment activity.

The Adviser's policy is to consider the effects of various types of trading, including short term trading and trading in new issues as a potential conflict of interest. Similarly, the Adviser may impose specific requirements related to investments in private placements.
Approval may be refused for any proposed trade by an employee that:
1.Involves specified securities that are being or have been purchased or sold by the Adviser on behalf of any client/investor account or are being considered for purchase or sale. The CCO will maintain a current list as may be applicable and will communicate to all employees any such securities that are restricted or require pre-clearance. Given the nature and characteristics of the Adviser’s processes surrounding management of client portfolios, the Adviser does not require a specific “restricted list” and does not typically require pre-clearance of trades, except in the case of initial public offerings and private placements. Should pre-clearance be required for any security, requests for pre-clearance must be communicated to the CCO or qualified designee; approval will be valid for 5 days or as may be otherwise specified in writing by the CCO. Requests for pre-clearance by the CCO will be reviewed and acted upon by another member of senior management in consultation with any pertinent portfolio manager.
2.Is otherwise prohibited under any internal policies of the Adviser (such as the Adviser's Policy and Procedures to Detect and Prevent Insider Trading).
3.Breaches the employee's fiduciary duty to any client/investor.
4.Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended.
5.Creates an appearance of impropriety.

The Procedures section addresses the Adviser's specific procedures for these types of investments and trading.
3.1.7 Service as a Director
No employee may serve as a director of a publicly-held company without prior approval by the CCO (or a senior principal, if the CCO is the proposed board member) based upon a determination that service as a director would not be averse to the interests of any client/investor. In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances. These practices may also constitute illegal "insider trading." Some of the specific trading rules described below are also intended, in part, to prevent front running and scalping. If an account is managed by an investment adviser, other than the Adviser, to which full investment discretion has been granted, these rules will not apply for so long as the employee(s) who has (have) a beneficial ownership interest in the account does not have or exercise any discretion. Such accounts will remain subject to the reporting requirements set forth in the next section of this Code.
In addition, no employee of the Adviser may serve as a director or member of an Advisory board of a company that is held as an investment in any investment company with which the Adviser maintains an investment Advisory agreement. Further, the Adviser may not invest the assets of any investment company with which the Adviser maintains an investment Advisory agreement in a company where an employee of the Adviser currently serves as a director or member of an Advisory board of such company.

3.1.8 Gifts
Giving or receiving by an associated person or a member of an associated person's immediate family of any gift, including event tickets, of more than nominal value ($100/year) in connection with the business is prohibited, except as otherwise permitted by the CCO. In addition, no gifts or receipts of cash or cash equivalents are permitted under any circumstances. Gifts are considered in aggregate on an annual basis whether or not they are conferred by the same or different people at the Adviser or the other (recipient) firm or party.

Business Entertainment

Ordinary and usual business entertainment where the covered person is acting as host and accompanies the client's employee(s) is not generally subject to the above limitations provided that such entertainment is neither so frequent nor so extensive as to raise any question of propriety. "Business entertainment" is defined as providing entertainment to a client's employee in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose. It includes transportation and/or lodging associated with or related to such activity or event, including business entertainment offered in connection with an educational event or business conference. However, gifts given during the course of business entertainment and conferences must be recorded as gifts.
Appropriate Forms of Business Entertainment
The criteria that the Adviser uses to evaluate the propriety of business entertainment may include the following factors:

* With Respect to the Entertainment:
Whether the nature, cost, or extent of the entertainment could reasonably give rise to an actual or perceived conflict of interest or encourage a quid pro quo business transaction. Whether the nature, cost, and extent of the entertainment is consistent with the nature of the business relationship and the relationship of the parties involved. Whether the provision of any transportation, lodging, or other accommodations is appropriate. Whether the entertainment would be considered usual and customary within the industry. Whether the entertainment would be considered usual and customary within the Adviser. Whether the cost of the entertainment is consistent with the location (city and/or establishment) in which the entertainment takes place. Whether the entertainment extends to the client's spouse or to guests of the client. Whether the entertainment might otherwise reasonably be perceived to be improper.

* With respect to the client:
Whether the recipient of the entertainment has fiduciary duties (e.g., to a public company, a state, or a municipality) that may give rise to specific legal or ethical considerations. Frequency of entertainment provided to the client. Frequency of firm contact with the client in the ordinary course of business.

* With Respect to the Business Purpose:

Whether the entertainment is in recognition of a completed deal.
Whether the entertainment is educational/philanthropic in nature, or strictly recreational.
It is acceptable for covered persons of the Adviser to provide meals; tickets to entertainment, social or sporting events; admission or fees to leisure activities; or other events of like nature, so long as the entertainment would not appear extravagant or excessive under the circumstances or otherwise inappropriate. However, it is prohibited by the Adviser for business entertainment under any circumstance to have a value of greater than $150 per person per event, to have a cumulative annual value of greater than $250, to consist of more than 3 events per person per year, or to involve an overnight stay without prior written approval by the CCO.
Records of Expenses
For all instances in which a covered person provides business entertainment to an employee of a client, the covered person must submit to the CCO on a monthly basis detailed records of the nature and expense of business entertainment that includes the following information, at minimum:
. Date(s) of business entertainment
. Client and employee name(s)
. Description of the activity
. Cost of the activity

Supervision
If an activity is deemed to be so lavish or otherwise inappropriate as to interfere with an employee's duty to his/her employer, the CCO will require additional training for a first offense. Any further offense will, at minimum, result in a requirement of pre-approval for any proposed business entertainment and may result in prohibition of future business entertainment, at the discretion of the CCO. To prevent such offenses, the CCO should be consulted in advance in any instance that may be subject to interpretation of the above guidelines.
3.1.9 Duties of Confidentiality
All information relating to clients/investors' portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a client/investor account may not be disclosed, except to authorized persons.
Portfolio holdings information for any investment company or fund with which the Adviser has an investment Advisory agreement is to be kept strictly confidential. In particular, for the Series Portfolio Trust, portfolio holding information is not to be disclosed to any third party prior to dissemination by the Trust except in accordance with the Trust’s Policy on Disclosure of Portfolio Holdings. For purposes of this policy “Portfolio Holdings Information” is defined as information which, at any point in time, identifies, or may be used to identify (1) any security owned by a Fund, (2) the current value of any security owned by a Fund, (3) characteristics of securities owned by a Fund or of a Fund’s portfolio as a whole including, but not limited to, sector or geographic weightings, and (4) financial and other proprietary or non-public information concerning a Fund and the securities contained in a Fund’s portfolio. In general, Portfolio Holdings Information does not include information which has been disclosed to the public or filed with the Securities and Exchange Commission; however, the Trust’s Policy should be reviewed for specific instructions.
3.1.10 General Ethical Conduct:
The following are potentially compromising situations that must be avoided:

•Causing the Adviser, acting as principal for its own account or for any account in which the Adviser or any person associated with the Adviser (within the meaning of the Investment Advisers Act) has a beneficial interest, to sell any security to or purchase any security from a client/investor in violation of any applicable law, rule or regulation of a governmental agency.
•Communicating any information regarding the Adviser, the Adviser's investment products or any client/investor to prospective clients/investors, journalists, or regulatory authorities that is inaccurate, untrue or omitting to state a material fact necessary in order to make the statements the Adviser has made to such person clear and complete in their proper context.
•Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client/investor or prospective client/investor.
•Engaging in any conduct that is not in the best interest of the Adviser or that might appear to be improper.
•Engaging in any financial transaction with any of the Adviser's vendors, clients/investors or employees, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from the Adviser; accepting, directly or indirectly, from any person or entity, other than the Adviser, compensation of any nature such as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned, without prior written consent of the Adviser.
•Engaging in any form of harassment.
•Improperly using or authorizing the use of any inventions, programs, technology or knowledge that are the proprietary information of the Adviser.
•Investing or holding outside interest or directorship in clients/investors, vendors, customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Adviser. In the limited instances in which service as a director is authorized by the Adviser, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Adviser to be appropriate according to the circumstances.
•Making any unlawful agreement with vendors, existing or potential investment targets or other organizations.
•Unlawfully discussing trading practices, pricing, clients/investors, research, strategies, processes or markets with competing companies or their employees.
•Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client/investor or prospective client/investor or any party to any securities transaction in which the Adviser or any of its clients/investors is a participant

3.1.11 Misappropriation of Customer Funds

Misappropriation, stealing, or conversion of customer funds is prohibited and constitutes serious fraudulent and criminal acts. Examples of such acts include (1) unauthorized wire or other transfers in and out of customer accounts; (2) borrowing customer funds; (3) converting customer checks that are intended to be added or debited to existing accounts; and (4) taking liquidation values of securities belonging to customers.
3.2 Insider Trading
The Adviser has adopted the following policies and procedures to detect and prevent the misuse of material, nonpublic information by employees of the Adviser.
3.2.1 Policy Statement on Insider Trading
The Adviser forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Adviser's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Adviser. Each officer, director and employee must read this policy statement and acknowledge his or her understanding of it. Any questions regarding the Adviser's policy and procedures should be referred to the CCO.
The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.
While the law concerning insider trading is not static, it is generally understood that the law prohibits the following:
•Trading by an insider while in possession of material nonpublic information.
•Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated.
•Communicating material nonpublic information to others in violation of one's duty to keep such information confidential.

3.2.2 Who Is an Insider?
The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include certain "outsiders" such as, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an "outsider" may be considered a "temporary insider", the company's relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential.

3.2.3 What Is Material Information?
While covered persons are prohibited from trading on inside information, trading on inside information is not a basis for liability unless the information is "material." Information generally is material if there is a substantial likelihood that a reasonable client/investor would consider it important in making his or her investment decisions, or if public dissemination of the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.
Questions one might ask in determining whether information is material include:
•Is this information that a client/investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
•Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in a recognized national distribution agency or publication such as Reuters, The Wall Street Journal or other such widely circulated publications?

Caution must be exercised however, because material information does not necessarily have to relate to a company's business. The Supreme Court of the United States has broadly interpreted materiality in some cases and has asserted criminal liability associated with inappropriate disclosures.
3.2.4 What Is Nonpublic Information?
Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.
3.2.5 Types of Liability
Actions by the US courts, including the Supreme Court have resulted in findings that assert liability to fiduciaries in the context of trading on material nonpublic information. In some cases it has been found that a non-insider can enter into a confidential relationship with the company through which they gain information or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders. This is a circumstance into which an associate of the Adviser may fall.
In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. It is important to note that the benefit does not have to be monetary; it can be a gift and can even be a 'reputational' benefit that will translate into future earnings.

Another basis for insider trading liability is the "misappropriation" theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. This theory can be used to apply liability to individuals not previously thought to be encompassed under the fiduciary duty theory.
3.2.6 Penalties for Insider Trading
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
•Civil injunctions
•Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers
•Disgorgement of profits
•Jail sentences
•Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
•Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided
•Prohibition from employment in the securities industry

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures by the Adviser, including dismissal of the persons involved.
3.3 Custody
Under the Custody Rule (SEC Rule 206(4)-2), an Adviser is deemed to have "custody" when it holds, directly or indirectly, client funds or securities or has authority to obtain possession of them.

Qualified Custodian - The Adviser will place new client assets with one or more “qualified custodians” who maintain client funds and securities in a separate account for each client under the respective client’s name.

Account Statements to Clients – The Adviser will have a reasonable basis, after due inquiry, for believing that each qualified custodian sends an account statement, at least quarterly, to each of the Adviser’s clients for which the custodian maintains funds or securities. The Adviser will maintain records demonstrating the manner in which it has made its determination that the qualified custodian is sending account statements to clients.
Client Login Credentials – The Adviser prohibits any of its personnel, including administrative personnel, from obtaining possession of a client’s web access login credentials for accounts held outside the firm.
Standing Letters of Authorization (SLOA) – The Adviser will accept a standing letter of authorization from a client to move money between a client’s own accounts at a given custodian, issue checks payable to the account holder at the address of record, and/or transfer money via wire or ACH between the client’s own accounts from one financial institution to an outside financial institution, such as the client’s bank, so long as the client provides the sending custodian a signed authorization form listing the receiving account number(s) at the outside financial institutions. The Adviser will not accept SLOAs which permit the Adviser to designate the payee or which direct the Adviser to disburse funds to a third party.
Checks and Monetary Instruments – The Adviser does not generally accept checks made payable to a custodian for deposit into client accounts. Exceptions, if accepted by an Investment Adviser Representative, will be forwarded to the respective custodian(s) the day it is received by the Investment Adviser

Representative, with records maintained reflecting the client name, the name of the account custodian to whom payable, the amount of the check, the date received, the date forwarded, and the manner in which forwarded. The Adviser prohibits the receipt of currency and monetary instruments (including traveler’s checks, checks of any type that are endorsed without restriction, incomplete negotiable instruments that are signed but with the payee’s name omitted, and securities or stock in bearer form). Checks made payable to the client by a third party and endorsed by the client may be accepted and forwarded to the respective custodian for deposit into the client’s account if the client has specifically endorsed the check to the custodian. If acceptable to the custodian of a client’s account, checks made payable to the client by a third party may be accepted and forwarded to the respective custodian without endorsement. If the Adviser inadvertently receives any prohibited checks or financial instruments noted, they will be returned (or, where preferable for security reasons, destroyed with the written consent of the client) within three business days of receipt. The Adviser will maintain records of receipt and disposition of such funds or instruments, with all actions and records under the direct supervision of the Chief Compliance Officer.

Account Custody by a Covered Person - An investment Advisory representative who intends to open an account over which he/she will exercise direct control as trustee, administrator, executor, guardian, custodian, or the like must obtain prior written approval from the Compliance Officer unless the account will be for the sole beneficial interest of themselves or their immediate family members. The approval request must be accompanied by a copy of the document(s) identifying the representative in the specified role (i.e. trustee, administrator, etc.). The Compliance Officer will disclose to individuals with beneficial interest in the account and other related individuals, as appropriate, the dual roles to be occupied by the investment Advisory representative and the potential conflict of interest this poses, with particular attention to dual compensation, where applicable. Copies of this disclosure will be retained in the client file. The Compliance Officer may alternatively elect to assign direct representation of the account to another investment Advisory representative within the Adviser. These accounts are monitored for trade irregularities in a similar manner to employee outside trading accounts.

Limited Partnerships and Limited Liability Companies – See Section 18.6.

3.4 Procedures for Compliance with Code of Ethics
The CCO has determined that all employees are covered by the Adviser's Code of Ethics. In the following procedures all such persons shall be referred to as "covered persons." The Adviser deems all of these persons to be "Access Persons", which under SEC regulations is defined as a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. The CCO will maintain a current list of such persons in the compliance files and will retain all lists for a minimum of 5 years.
The Adviser places the very highest priority upon ethics and the importance of placing the interests of clients ahead of the interests of the Adviser and its personnel. Conflicts of interest will be avoided wherever possible, and any known conflicts of interest will be disclosed on the Adviser's ADV Part 2 and Form CRV, each of which will be updated on a regular basis, but no less than annually, and will be amended as needed. Any violation of this code and its procedures subjects the violator to potential sanctions up to and including suspension and termination of employment at the discretion of the CCO and/or members of senior management.

The CCO shall assume responsibility for maintaining, in an accessible place, copies of all versions of this Code of Ethics for the most recent five years, a record of any violation of these procedures or any other ethical lapses or compliance breaches for the most recent five years, and a detailed synopsis of the actions taken in response to any violations, including the nature of the issue, the identity of the person making the report, and the rationale for the action taken.

Any employee who becomes aware of any violations of the Code must promptly report the violation to the CCO. Such persons will be protected from negative repercussions or retaliation that might arise as a result of their initiative in reporting a potential violation. In this regard, should the individual to whom they are reporting, including the CCO, have a potential conflict of interest, they are empowered to otherwise report to any senior officer or to the Board of Directors.

It is the intent of this policy that no client will be inappropriately favored over any other client. Exceptions with appropriate rationale and documentation will be made only at the discretion of the CCO.

3.4.1 Prevention of Insider Trading

In an effort to prevent insider trading, the Adviser will, under the supervision of the CCO:
1.Provide, on a regular basis (no less than annually), an educational program to familiarize covered persons with the Adviser's policy and procedures.
2.Require each employee to acknowledge, on an annual basis, his or her receipt of and compliance with the Code of Ethics and its policies and procedures regarding insider trading, and retain the acknowledgements among the Adviser's central compliance records.
3.Resolve issues of whether information received by an employee of the Adviser is material and nonpublic and document findings.
4.Review annually and update as necessary the Adviser’s policy and procedures and document any resulting amendments or revisions.
5.When it is determined that an employee of the Adviser has or may have material nonpublic information, require a full written report to include any available documentation, require the employee sign a certification that they have not share this information with any third party (or disclosing persons to whom information has been shared, if applicable), implement measures to secure and prevent dissemination of such information and if necessary, restrict covered persons from trading in the securities. The CCO, senior management, and any compliance staff who have been involved in reporting and review will be prohibited from further sharing of the material nonpublic information, internally or otherwise.

No employee may purchase new publicly offered issues of any securities, initial public offerings (IPO's), initial coin offering (ICOs), or private placements for any covered account without the prior written consent of the CCO. Approval for any such purchases by the CCO must be approved by a different registered principal, who may consult with other members of senior management as may be appropriate. The CCO will place a record of such approvals in the employee's personnel file.
3.4.2 Protection of Customer Funds
To prevent the misappropriation, stealing or conversion of customer funds, the Adviser will:
•Prohibit processing of address changes in the Adviser's client account maintenance software by investment Advisory representatives.
•Ensure associated persons do not have the ability to alter account statements on-line.
•Confirm changes of address with the customer by mailing an address change confirmation letter to both the old and new addresses.
•Closely analyze customers' use of any address other than their home address. Requests for use of P.O. boxes, "in care of" addresses, and other than home addresses must be in writing and confirmed in the manner indicated above.
•Compare addresses for new accounts and address change requests with the existing client/associated person database to identify any duplicate addresses. Verify proper address to the satisfaction of the CCO for customer accounts that show the same address as an associated person or use the same address as other unrelated customers. CCO initials on pertinent paperwork will provide documentation of review and approval.
•Have the CCO or designee contact the customer directly to follow up on and investigate unusual activity.
•If possible, provide customers with access to their account statements on a secure website so that customers can easily verify activity in their accounts.
•Require each associated person who has knowledge of misappropriation, stealing or conversion of customer funds to promptly report the situation to the CCO.

3.4.3 Personal Trading Policies for Covered Persons
The general principal governing personal trading by persons associated with the Adviser is that no Covered Person may knowingly trade in a personal account (to include any account in which the Covered Person has a direct or indirect beneficial interest) in a manner that would provide them with an advantage relative to trades being made for any of the Adviser’s client accounts, or in a manner that might be anticipated to negatively affect the price of trades in client accounts. Although Covered Persons are not prohibited under this policy from trading securities for their own accounts at the same time that they are involved in trading on behalf of the Adviser, they must do so only in full compliance with this Policy and their fiduciary obligations. At all times, the interests of the Adviser's clients will prevail over the Covered Person's interest.
In addition, no trades or trading strategies used by a Covered Person may conflict in any material way with the Adviser's strategies or the markets in which the Adviser is trading. The Adviser's Covered Persons may not use the Adviser's proprietary trading strategies to develop or implement new strategies that may otherwise disadvantage the Adviser or its clients. Personal account trading must be done on the Covered Person's own without placing undue burden on the Adviser's time. No transactions should be undertaken that are beyond the financial resources of the Covered Person.
The Adviser groups client accounts predominantly into Model Portfolios or Separately Managed Account Strategies which are each managed by one or more members of a small group of Portfolio Managers; only in limited cases do Investment Adviser Representatives request separate trades for their clients, and no Investment Adviser Representative who is not a Portfolio Manager or a member of Trading Operations has direct trading authority. On custody platforms the Adviser uses for the management of exchange-traded securities, each Portfolio Manager runs uniquely constructed Models or Strategies based on individually tailored research and analytical processes, typically without mutual consultation regarding specific holdings or trading schedules – a strict “silo” approach. As a consequence (1) Portfolio Managers are typically trading across materially different segments of the investment universe, with relatively limited overlap in portfolio holdings; (2) Portfolio Managers almost without exception have no prior knowledge of one another’s specific trades or trading plans; and (3) where there is overlap in holdings across Models or Strategies run by different Portfolio Managers, it is most often coincidental and typically occurs in highly liquid shares of very large companies, in which the cumulative trade volume executed by the Adviser on any given day is not likely to have a material impact on price movement. Thus, the nature of the trading from one Portfolio Manager to another tends to be random and does not by its nature intentionally favor one client over another. Given the nature and characteristics of the Adviser’s processes surrounding management of client portfolios, the Adviser does not require a specific “restricted list” and does not require pre-clearance of trades, except in the case of initial public offerings and private placements. The Adviser’s policies in regard to personal trading by Covered Persons are focused on those elements of the trading process where risk is material, with consideration for:
•The characteristics of each security being traded, including market capitalization, trading volume, and liquidity;
•The cumulative volume of Adviser trades relative to prevailing trading volume in each respective security;
•The likely ability of Covered Persons in their various roles to gain advance knowledge of the Adviser’s trades or trading plans for client accounts.
Given the structure of the Adviser’s trading operations, the risk of violation of the general principles of these policies varies depending upon the specific roles of Covered Persons. Covered Persons of the Adviser fall into four distinct categories:
1)Chief Investment Officer (and any other individual whose role would provide them with the ability at certain times to gain advance knowledge of the trading plans of any or all of the Adviser’s Portfolio Managers): A "blackout period" will be in effect during the days when transactions are being executed in the Adviser's Model Portfolios or Separately Managed Account Strategies; the Chief Investment Officer may not trade personally in any security held in the Adviser’s Model or Strategies on these days, and may not trade personally in any security known to be traded in any client account on any given day.

2)Portfolio Managers (or any other individuals who may in any manner direct trades in exchange-traded securities for Model Portfolios, Strategies, or individual client accounts): A "blackout period" will be in effect during the days when transactions are being executed in Model Portfolios, Strategies, or individual accounts managed by the Portfolio Manager; the Portfolio Manager may not trade personally in any securities they are trading for Models or client accounts on these days. In addition, they may not knowingly trade personally in any securities being traded on the same day by other Portfolio Managers.
3)Investment Adviser Representatives (IARs): IARs typically have no specific knowledge of the timing of Model Portfolio trades being executed by Portfolio Managers; they do not under most circumstances request trades in individual client accounts; and they do not have authority to directly place trade orders. Despite these general limitations, IARs may not knowingly trade personally in securities being traded on the same day for any of the Adviser’s clients.
4)Operations and Compliance staff and all other Covered Persons: Based on their operational and related responsibilities, persons in staff positions will often have knowledge of certain impending and executed trades in client accounts and may in limited instances be responsible for executing trades; no Covered Person may not knowingly trade personally in securities being traded on the same day for any of the Adviser’s clients.
Trades for accounts of Covered Persons that are aggregated with Model Portfolio trades and executed at the same price as all other trades in the group are permissible and require no independent monitoring or supervision.
Within 10 days of becoming a Covered Person, which for most individuals will be concurrent with the date of employment, and annually thereafter beginning on or around the first September 30 following date of employment, each Covered Person must furnish to the CCO a "position" statement for all Covered Accounts (as defined above), which will consist of either an account statement or equivalent information that is current as of a date within 45 days prior to the date the individual became a Covered Person, including at minimum the submission date of the report, the title of the security, the number of shares and principal amount, and the name of the broker/dealer or bank where the account is held. (This position statement does not apply to accounts consisting solely of money market instruments, bank certificates of deposit, money market funds, or other mutual funds, which are not deemed to be Covered Accounts, For these accounts, Covered Persons must disclose initially, annually, and upon opening the names of the institution(s) with which they hold such accounts, but no additional information.) Concurrently, the Covered Person must provide information and authorization to register the account(s) into a third-party monitoring and archiving platform contracted by the Adviser and must notify the Adviser of all new accounts moving forward, registering them similarly into the monitoring and archiving platform. Annual position statements will be compiled by the monitoring and archiving platform, and each Covered Person must certify annually via the annual compliance attestation document the completeness of the position statement compiled in this manner.
The platform software will actively monitor by live feed, or retroactively review by mailed statements, all transactions in these Outside Brokerage Accounts, using a rules engine to compare them with transactions executed in the Adviser’s client accounts, flagging suspicious or prohibited activity for review by the Compliance Officer. Transaction reporting will include but not be limited to, date of transaction, title, interest/maturity date, number of shares, principal amount, nature of transaction, price, name of broker and date of report.This live feed of all transactions in combination with mailed quarterly statements as may be needed will be deemed to fulfill quarterly reporting of personal securities transactions within 30 days of calendar quarter-end, with no separate certification required.

The Compliance Officer will monitor the flagged trades for transactions or trading patterns that suggest violations of this Policy or potential front running, tailgating, scalping, or other practices that constitute or could appear to involve abuses of Covered Persons' positions. The monitoring process is structured to include reviews of trading by Covered Persons on the day immediately preceding and the day immediately following client trades in a given security for any evidence of impropriety, even though specific prohibitions apply solely to personal trading on the same day as trading in client accounts.
Following the general principal stated above, trading by a Covered Person in a personal account in a manner that would knowingly provide an advantage relative to trades being made for any of the Adviser’s client accounts, or in a manner that might be anticipated to negatively affect the price of trades in client accounts, would be a violation of policy, even if no violation of specific trading rules has occurred.
All statements of holdings, duplicate trade confirmations, duplicate account statements, and/or monthly and quarterly reports will generally be held in confidence by the CCO. However, the CCO may provide access to any of those materials to other members of the Adviser's management in order to resolve questions regarding compliance with this Policy and regarding potential purchases or sales for client accounts, and the Adviser may provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

3.4.4 Annual Certification by Covered Persons

Annually each Covered Person must:

1.Certify that he or she has read and understands this Code and has complied with all of the applicable rules and requirements.
2.Attest to the completeness of his or her disclosure of outside accounts.

The CCO is charged with responsibility for collection, review, and retention of the certifications submitted by Covered Persons. The Compliance Operations Manager or a designated member of Senior Management will be responsible for collection, review, and retention of the CCO’s certification.